Exhibit 99.1
Dave & Buster’s Entertainment, Inc.
Announces Additional Share Repurchase Authorization of $100 Million
DALLAS, December 17, 2024 (GLOBE NEWSWIRE) -- Dave & Buster's Entertainment, Inc., (NASDAQ: PLAY), ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today announced an increase to the Company’s share repurchase authorization.
On December 16, 2024, the Company’s Board of Directors authorized the repurchase of an additional $100 million of the Company’s stock under the existing repurchase program. All other terms of the share repurchase program remain in effect.
About Dave & Buster’s Entertainment, Inc.
Founded in 1982 and headquartered in Coppell, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 228 venues in North America that offer premier entertainment and dining experiences to guests through two distinct brands: Dave & Buster’s and Main Event. The Company has 168 Dave & Buster’s branded stores in 43 states, Puerto Rico, and Canada and offers guests the opportunity to "Eat, Drink, Play and Watch," all in one location. Each store offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. The Company also operates 60 Main Event branded stores in 21 states across the country, and offers state-of-the-art bowling, laser tag, hundreds of arcade games and virtual reality, making it the perfect place for families to connect and make memories. For more information about each brand, visit daveandbusters.com and mainevent.com.
For Investor Relations Inquiries:
Cory Hatton, VP Investor Relations & Treasurer
Dave & Buster’s Entertainment, Inc.
Cory.Hatton@daveandbusters.com
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